                                                                     EXHIBIT 4.1

                                           [LETTERHEAD OF LINKLATERS & ALLIANCE]

--------------------------------------------------------------------------------




                                13 September 2001




                               [LOGO OF PINNACLE]

                                Pinnacle Systems
                                 Fast Multimedia



                      Asset Purchase and Transfer Agreement

                       Professional Video Editing Business








                                                  LINKLATERS OPPENHOFF & RADLER
                                                  Mainzer Landstrasse 16,
                                                  D-60325 Frankfurt am Main
                                                  Postfach 17 01 11,
                                                  D-60075 Frankfurt am Main

                                                  Telephone: (49-69) 7 10 03-0
                                                  Facsimile: (49-69) 7 10 03-333

                      Asset Purchase and Transfer Agreement

between

(1) Fast Multimedia Holding Inc., 101 Federal Street, Suite 1900, Boston, MA 02110, U.S.A.,

                                     - hereinafter referred to as "FAST Inc." -,

(2)  Fast Multimedia AG, Rudesheimerstr. 11-13, D-80686 Munchen, Germany,

                                  - hereinafter referred to as "FAST Germany" -,
                 and together with FAST Inc. jointly referred to as "Sellers" -,

and, for the purposes of the covenants pursuant to Section 12 only,

(3)  Mrs. Steffi Koerner,

(4)  Mr. Matthias Zahn,


on the one side


and

(5) PS Miro Holdings Inc. & Co. KG, c/o KPMG Deutsche Treuhand, Elektrastr. 6, 81925 Munchen,

                                   - hereinafter referred to as "Pinnacle KG" -,

(6)  Pinnacle Systems GmbH, Frankfurter Strasse 3c, 38112 Braunschweig,
     Germany,

                                 - hereinafter referred to as "Pinnacle Germany" and together with Pinnacle Inc. jointly referred to as "Purchasers" -,

and, for the purposes of acting as guarantor for the Purchasers' obligations to pay the consideration pursuant to Section 7 and the Purchasers' Representations and Warranties pursuant to Sections 10 and 11 and with respect to its express obligations according to Sections 8 and 13,

(7)  Pinnacle Systems, Inc., 280 N. Bernardo Avenue, Mountain View, CA 94043,

                                   - hereinafter referred to as "Pinnacle Inc.".

on the other side

Any reference in this Agreement to "Parties" shall only refer to parties named under (1), (2), (5) and (6) above.


1      Definitions .....................................................    1

2      Purchase and Sale of Assets .....................................    5

3      Transfer of Assets ..............................................    7

4      Transfer of Agreements ..........................................    8

5      Obligations and Liabilities .....................................   10

6      Employees of the Business .......................................   11

7      Purchase Price ..................................................   12

8      Registration Rights .............................................   13

9      Representations and Warranties of the Sellers ...................   14

10     Representations and Warranties of the Purchasers,
       Guarantee of Pinnacle, Inc. .....................................   20

11     Performance and Liability .......................................   22

12     Covenants .......................................................   23

13     Compliance with the Securities Laws .............................   24

14     Closing Date Deliveries .........................................   25

15     Arrangements concerning the Relationship of the Parties
       until and after the Closing Date ................................   26

16     Miscellaneous ...................................................   27

                                    PREAMBLE

(A) The Sellers are engaged in the business of developing, manufacturing and selling computer software and hardware for professional video editing as well as the rendering of services related thereto (the "Business"). FAST Germany is a wholly-owned subsidiary of FAST Inc.

(B) The Purchasers design, manufacture, market and support a wide range of high-quality digital solutions that enable businesses and consumers to create, store, distribute and view video programs.

(C) The Sellers are interested in selling and the Purchasers are interested in acquiring the Business and all of the assets, contracts and personnel related thereto, except as specifically excluded from the purchase hereafter, and certain liabilities specifically listed herein, on the terms and conditions set forth in this Agreement (the "Acquisition").

1    Definitions

     "Acquired Assets" shall mean the Tangible Assets, Intangible Assets, the Assigned Agreements and the Employment Contracts.

     "Affiliate" shall mean a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, another Person; for these purposes control shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management of a Person, whether by ownership of voting rights, by contract or otherwise.

     "Adjustment Amount" shall mean a number of shares determined by subtracting a sum B (the "Sum B") from a sum A (the "Sum A") where

     (A) Sum A shall mean the sum of 1,200,000 plus the Second Stock Issuance Amount plus the Third Stock Issuance Amount and where

     (B)  Sum B shall mean the sum determined by dividing:

     (1) the product obtained by multiplying (i) (euro) 14,500,000 minus any amount for penalties, liabilities, reimbursement or indemnification due to the Purchasers by the Sellers arising under this Agreement prior to 15 February 2002 times (ii) the Weighted Average Exchange Rate by

     (2)  the Floor Price.

     In the event that Sum A is equal to or less than Sum B, the Adjustment Amount shall be zero.

     "Adjusted Second Stock Issuance Amount" shall mean the Second Stock Issuance Amount minus the Adjustment Amount.

     "Average Exchange Rate" for a specified period of time means the average of the exchange rates of the European Central Bank for exchanging Euro to U.S. dollars, as reported at the end of each Trading Day during such period (represented as a ratio of U.S. dollars to Euro).

     "Average Share Price" for a specified period of time shall mean the average of the last sale prices of a single share of common stock of Pinnacle, Inc., as reported by the Nasdaq National Market for each Trading Day during such period.

     "Cash Equivalents" shall mean all liquid securities and other instruments readily marketable.

     "Closing Date" shall mean October 1, 2001, the date on which the sale and transfer of the Business will become effective.

     "Employee" shall mean any current employee of any of the Sellers involved in the Business.

     "Employment Agreement" means each agreement, contract or understanding between the Sellers or any Affiliate of the Sellers and any Employee relating, directly or indirectly, to such Employee's terms and condition of employment.

     "First Issuance Euro Amount" shall mean a number of Euro determined by dividing (A) the product of (1) 1,200,000 times (2) the Average Share Price for the 20 Trading Day period commencing September 30, 2001 by (B) the Average Exchange Rate over the 30 Trading Day period commencing September 30, 2001.

     "Floor Price" shall mean the Average Share Price for the 20 Trading Day period ending on 12 September 2001.

     "Generally Accepted Financial Reporting Principles" shall have the meaning set forth in Section 9.8 of this Agreement.

     "Initial Payment Amount" shall mean the amount of (euro) 1,500,000 (One Million Five Hundred Thousand Euro).

     "Indemnification" shall mean the indemnification and holding harmless of an indemnified Party by the indemnifying Party from and against Losses. The Indemnification shall be reduced in each case by the Losses insofar (i) the indemnified party fails to inform the indemnifying Party of the assertion of any claims, suits, actions, proceedings, judgements or any demands of third parties ("Claim") which are likely to have an impact on the Indemnification, (ii) the indemnified Party has not taken all reasonable and necessary action in the defense of such Claim taking into account the future commercial interests of the indemnified Party, (iii) the indemnified Party has not granted the indemnifying Party the opportunity to provide comments and to participate on the defense of any Claim, and (iv) the indemnified party has made admission to the claimant or settlements without the prior written approval of the indemnifying Party, such approval not to be unreasonably withheld.

     "Inventory Deficiency" shall have the meaning as defined in Section 2.1.

     "Inventory Surplus" shall have the meaning as defined in Section 2.1.

     "Key Employees" shall mean the Employees listed in Exhibit 15.2a

     "Liability" shall mean any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due), including any liability for Taxes.

     "Lien" shall mean any mortgage, pledge, lien, security interest, charge, claim, equity, encumbrance, restriction on transfer, options or other rights of third parties, capital lease), transfer for the purpose of subjection to the payment of any indebtedness, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom, except for customary reservations of title by suppliers pending payment, statutory liens (including but not limited to landlord liens) or such other Liens as are customary in the business field of the Business.

     "Losses" shall mean any and all costs, claims, judgements, assessments, deficiencies, penalties and interest, damages, losses, liabilities and expenses (including reasonable attorneys' fees and disbursements), together with any such reasonable costs or expenses to investigate the same or enforce the provisions arising out hereof.

     "Material Adverse Effect" shall mean (i) a material adverse effect or change on the business, assets (including intangible assets), condition (financial or otherwise), results of operations or prospects of a party or to the ability of a Party to consummate the transactions contemplated by this Agreement and (ii), additionally, with respect to any Seller shall mean any circumstance, change in, or effect on such Seller and (iii) that in each case is materially adverse to the Business taken as a whole.

     "Most Recent Accounts" shall mean the audited consolidated accounts of each of the Sellers dated December 31, 2000 and the unaudited consolidated accounts of each of the Sellers as of and for the six months ended 30 June 2001, as set forth on Exhibit 9.8 hereto.

     "Ordinary Course of Business" shall mean the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "Person" shall mean an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organisation, or a governmental entity (or any department, agency or political subdivision thereof).

     "Products" shall mean all current products and services of the Business, any subsequent versions of such Products currently being developed by the Sellers or any of their Subsidiaries in the Business, any products currently being developed by the Sellers or any of their Subsidiaries which are designed to supersede, replace or function as a component of such Products, and any upgrades, enhancements, improvements and modifications to the foregoing, in each case as currently being developed by the Sellers.

     "Related Agreements" shall mean all such ancillary agreements required in this Agreement to be executed and delivered in connection with the transactions contemplated hereby, including but not limited to the Registration Rights Agreement.

     "Remaining Payment Amount" shall mean the sum of (euro) 14,500,0000 (Fourteen Million Five Hundred Thousand Euro) minus the First Issuance Euro Amount and minus any amount for penalties, liabilities, reimbursement or indemnification due to the Purchasers by the Sellers arising under this Agreement prior to 15 February 2002.

     "R&D Employees" shall mean the persons as listed in Exhibit 15.2b.

     "Second Payment Amount" shall mean the amount of (euro) 1,000,000 (One Million Euro) minus any Inventory Deficiency plus any Inventory Surplus.

     "Second Stock Issuance Amount" shall mean the number of shares of common stock of Pinnacle, Inc, rounded to the nearest whole share (and as appropriately adjusted to reflect any stock splits, stock dividends or the like occurring after the date of this Agreement and prior to the issuance of such shares), determined by dividing:

     (A) the product obtained by multiplying (1) the Remaining Payment Amount minus (euro) 4,750,000 (Four Million Seven Hundred Fifty Thousand
          Euro) times (2) the Average Exchange Rate over the 30 Trading Days ending on the second Trading Day prior to 1 February 2002, by

     (B) the Average Share Price for the 20 Trading Day period ending on the second Trading Day prior to 1 February 2002.

     "Sellers Knowledge" shall mean what would, at the Signing Date, be in the actual knowledge of Mr. Matthias Zahn, Mr. Reiner Bielmeier, Mr. Alain Polgar and Mr. Jorg Adelstein had they acted as a prudent business men.

     "Signing Date" shall mean the date that this Agreement has been notarized.

     "Subsidiary" or "Subsidiaries" shall mean any corporation or corporations with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

     "Tax" or collectively "Taxes" shall mean (i) any and all German, United States federal, state and local and other non-United States taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result or any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

     "Third Stock Issuance Amount" shall mean the number of shares of common stock of Pinnacle, Inc, rounded to the nearest whole share (and as appropriately adjusted to reflect any stock splits, stock dividends or the like occurring after the date of this Agreement and prior to the issuance of such shares), determined by dividing:

     (A) the product obtained by multiplying (1) (euro) 4,750,000 (Four Million Seven Hundred Fifty Thousand Euro) times (2) the Average Exchange Rate over the 30 Trading Days ending on the second Trading Day prior to 1 February 2002, by

     (B) the Average Share Price for the 20 Trading Day period ending on the second Trading Day prior to 1 February 2002.

     "Trading Day" shall mean (A) with respect to exchange rates, a day on which exchange rates of the European Central Bank for exchanging Euro to U.S. dollars are reported and (B) with respect to stock prices, shall mean a day on which sale prices for such stock are reported by the Nasdaq National Market.

     "Transferred Employee" shall mean any Employee being employed in the Business in Germany at 30 September 2001, 24:00h, and transferred to the Purchaser pursuant to Section 6 of this Agreement.

     "Weighted Average Exchange Rate" shall mean the exchange rate determined by taking the simple average of the Average Exchange Rate over the 30 Trading Day period commencing September 30, 2001 and the Average Exchange Rate over the 30 Trading Days ending on the second Trading Day prior to 1 February 2002.

2    Purchase and Sale of Assets

     2.1 Purchase and Sale of Tangible Assets. On the terms and subject to the conditions set forth in this Agreement, the Sellers hereby sell to Pinnacle Germany, and Pinnacle Germany hereby purchases from the Sellers, effective as of the Closing Date, all right, title and interest in and to all of the tangible assets used or existing in the Business on 30 September 2001, 24:00h, free and clear of all Liens, except as specifically excluded from the sale and purchase pursuant to
          Section 2.2 of this Agreement (the "Tangible Assets"). The Tangible Assets include, but are not limited to, the following assets in the Business, wherever located:

          (a) all movable fixed assets in existence on 30 September 2001, 24:00h, including all machinery and equipment, tools, fixtures, fittings, EDV-hardware, office equipment, small value items, and all tangible embodiments or records related to any Intangible Assets, including documentation, source code listings and all files related to intellectual property applications or registrations, including, but not limited to, the assets set forth on the Updated Exhibit 2.1a (as defined below)
               (the "Movable Fixed Assets"); and

          (b) all inventory in existence on the 30 September 2001, 24:00h, including, but not limited to, the inventory set forth on the Updated Exhibit 2.1b (as defined below) (the "Inventory").

          The Exhibits 2.1a (the "Original Exhibit 2.1a") and 2.1b (the "Original Exhibit 2.1b") attached to this Agreement reflect the status as of June 30, 2001 and August 31, 2001 respectively. The Parties agree to mutually update Exhibit 2.1a (the "Updated Exhibit 2.1a") and 2.1b (the "Updated Exhibit 2.1b") as per 30 September 2001, 24:00h, to reflect all Tangible Assets and Inventory in existence on 30 September 2001, 24:00h. If the aggregate value of the Inventory as set forth in the Updated Exhibit 2.1b is less than 90% of the aggregate value of the Inventory as set forth in the Original Exhibit 2.1b, Sellers will reimburse Purchasers any amount by which the aggregate value of the Inventory is less than 90% of the aggregate value of the Inventory set forth on the Original Exhibit 2.1b (the "Inventory Deficiency") and in the event that the aggregate value of the Inventory as set forth in the Updated Exhibit 2.1b exceeds 110% of the aggregate value of the Inventory as set forth in the Original Exhibit 2.1b the Purchasers shall in addition to the Purchase Price pay to the Sellers any amount by which the aggregate value of the Inventory exceeds 110% of the aggregate value of the Inventory set forth on the Original Exhibit 2.1b (the "Inventory Surplus"). For the purposes of valuing the Inventory pursuant to this Section 2.1, the Parties hereby agree that the Inventory will be mutually valued by the Parties in accordance with accounting principles used in arriving at the Original Exhibit 2.1b and, insofar as the Original
          Exhibit 2.1b does not provide any guidance, in accordance with Generally Accepted Financial Reporting Principles. Any disputes between the Sellers and the Purchasers as to the valuation which cannot be settled directly between them shall be settled, upon request of either Party, by an independent auditor acting as expert arbitrator. If the Parties cannot mutually agree on such expert arbitrator within one (1) week after either Party has requested its appointment, the expert arbitrator shall be appointed by the Institute of Chartered Accountants in Dusseldorf. To the extent permissible by law ((S)319 German Civil Code) the findings of such expert arbitrator shall be finally binding on the Parties.

     2.2  Excluded Tangible Assets

          The following tangible assets, properties and rights of the Sellers shall be specifically excluded from the Tangible Assets to be sold and purchased hereunder, to the extent in existence on the 30 September 2001, 24:00h, (the "Excluded Tangible Assets"):

          (a) All cash held by the Sellers, in hand, in the Sellers' bank account(s) and all cash credited to any of Sellers' bank accounts and all Cash Equivalents held by or on behalf of the Sellers.

          (b) Sellers' accounts receivable arising from customer contracts for products and services delivered or rendered prior to the Closing Date.

          (c) All moveable fixed assets located in the Sellers' offices in France, the United Kingdom and the United States, including but not limited to EDV hardware, office equipment and small value items as well as the shareholdings in the Subsidiaries in France and the United Kingdom and, for the avoidance of doubt, the shareholdings of FAST Inc. in FAST Germany.

     2.3 Purchase and Sale of Intangible Assets. On the terms and subject to the conditions set forth in this Agreement, the Sellers hereby sell to Pinnacle KG, and Pinnacle KG hereby purchases from the Sellers, all right, title and interest in and to all of the intangible assets used or existing in the Business on 30 September 2001, 24:00h, (the "Intangible Assets"), including but not limited to, the intangible assets set forth on Exhibit 2.3a hereto, free and clear of all Liens, except for those intangible assets expressly set forth on Exhibit 2.3b. The Intangible Assets include, but are not limited to, the following assets, if any as used by the Sellers in the Business:

          (a) all intellectual property rights, copyrights, patents, petty patents, design patents, trademarks (and goodwill appurtenant thereto) and respective applications;

          (b) transferable public and private concessions, permissions, authorizations and licenses;

          (c)  software;

          (d) proprietary information or trade secrets of the Business, including without limitation available lists of suppliers, dealers, customers, price lists, catalogues, sales literature, inventions, business and trade secrets, know-how, engineering, manufacturing, test and quality control data relating to past, present and planned products.

          Exhibit 2.3a reflects the status of the Intangible Assets as of August 31, 2001. The Parties agree to mutually update Exhibit 2.3a as of the 30 September 2001, 24:00h, to reflect all Intangible Assets in existence as of 30 September 2001, 24:00h.

     2.4 FAST Brand. For the avoidance of doubt, the Intangible Assets shall not include the rights and title to the name and logo type "FAST", to the extent such rights and titles are held by Sellers, in the form as set out in Exhibit 2.4 hereto (the "FAST Brand"). The Sellers hereby grant to Pinnacle Inc. and its Affiliates for use in the Business, a royalty-free, non-exclusive license, transferable only upon prior consent of the Sellers which shall not unreasonably be withheld, in respect of the FAST Brand for a period of twelve (12) months as of the Closing Date. Sellers shall not during such period of time grant to any third party any further licenses to use the FAST Brand.

     2.5 It is understood by the Parties, that the intangible assets related to the U.S., in particular customer relationships, the trademark "Blue" and support agreements are sold by FAST Inc. to Pinnacle KG. All other Intangible Assets are solely sold to Pinnacle KG by FAST Germany.


3    Transfer of Assets

     On the terms and subject to the conditions set forth herein, effective upon the Closing, the Sellers hereby transfer to the Purchasers the Tangible Assets and the Intangible Assets as follows.

     3.1 Transfer of Tangible Assets. Effective as of the Closing Date, the Sellers hereby transfer to Pinnacle Germany, the Tangible Assets, and Pinnacle Germany hereby accepts the transfer of the Tangible Assets.

     3.2 Delivery of Tangible Assets. On the Closing Date the Sellers shall grant possession to Pinnacle Germany by way of delivery at the relevant Sellers' premises or such other locations at which Sellers' hold the Tangible Assets ("ex works"). For the avoidance of doubt the Sellers shall not be required to deliver the Tangible Assets to the offices of Pinnacle Germany, such delivery, if any, being the responsibility of Pinnacle Germany. To the extent that any Tangible Assets are in direct possession of a third party, the Sellers hereby assign to Pinnacle Germany, effective as of the Closing Date, all of their rights and claims against such third party for the delivery of such Tangible Assets (Abtretung des Herausgabeanspruchs), and Pinnacle Germany hereby accepts such assignment. At the request of Pinnacle Germany, the Sellers shall notify the third party of the assignment. To the extent that on the Closing Date Pinnacle does not gain possession of individual Tangible Assets because their delivery is not possible or expedient for factual reasons, the granting of possession shall be substituted by the agreement that these tangible assets shall, on the costs and at the risk of the Purchasers, be held by the Sellers for the benefit of the Purchasers as from the Closing Date (Besitzkonstitut).

     3.3 Assignment of Intangible Assets. Effective as of the Closing Date, the Sellers hereby assign to Pinnacle KG the Intangible Assets and Pinnacle KG hereby accepts assignment of the Intangible Assets. The Parties undertake to give any declarations and sign any further documents reasonably necessary in order to effect the transfer to and the registration for the benefit of Pinnacle KG. To the extent that a transfer of Intangible Assets is not legally possible, the Sellers shall grant to Pinnacle KG an exclusive, irrevocable, transferable royalty-free and perpetual right to use the respective Intangible Assets. Any registration fees owed to trademark and patent offices and comparable agencies shall be borne by Pinnacle KG and each Party shall bear its own costs connected therewith.

4    Transfer of Agreements

     4.1 Transfer. Effective as of the Closing Date, the Sellers hereby sell to Pinnacle Germany, and Pinnacle Germany hereby purchases, all agreements, contracts, commitments and instruments of the Sellers pertaining to the Business, existing as of 30 September 2001, 24:00h, as set forth on Exhibit 4.1 and all pending customer orders received in the Ordinary Course of Business, except as specifically excluded pursuant to Section 4.2 of this Agreement (the "Transferred Agreements"). Pinnacle Germany, effective as of the Closing Date, shall assume from the Sellers all rights and obligations under the Transferred Contracts by way of assumption of contract with the effect of discharging the Sellers (Vertragsubernahme mit befreiender Wirkung) with respect to all rights and obligations arising on and after the Closing Date. The Transferred Agreements include all existing agreements and all pending contract offers made by or to either of the Sellers related to the Business at 30 September 2001, 24:00h. The Transferred Agreements include, but are not limited to, the following agreements, contracts, commitments and instruments, in each case if pertaining to the Business or the Acquired Assets:

          (a)  all agreements of the Sellers with suppliers or customers;

          (b) all agreements of the Sellers with distributors, agents and advisers;

          (c)  all license and co-operation agreements of the Sellers;

          (d) all lease, leasing and rental agreements of the Sellers and all agreements with public utilities;

          (e) all insurance agreements however, the Parties hereby agree that Sellers shall, if legally possible, and in co-operation with the Purchasers terminate such insurance agreements on or before September 30, 2001 effective as of December 31, 2001; the Parties are further in agreement that insurance of the Business and the Acquired Assets for all periods on and after the Closing Date shall be in the sole responsibility of the Purchasers; and

          (f)  all other agreements pertaining to the Business.

          Exhibit 4.1 is a list of the Transferred Agreements dated as of August 31, 2001. The Parties agree to mutually update Exhibit 4.1 as of 30 September 2001, 24:00h, to reflect all pertinent changes as to the Transferred Agreements as of 30 September 2001, 24:00h.

     4.2 Excluded Agreements. The following agreements of the Sellers shall be specifically excluded from the Transferred Agreements:

          (a) all employment contracts with any current or former employee of the Sellers who is not transferred to the Purchasers pursuant to
               Section 6, or any of the Sellers' directors (Organe);

          (b) all contracts covering or relating solely to assets and/or obligations and liabilities which have been specifically excluded from the sale and purchase;

          (c) office lease agreements in France, UK and USA and all other agreements relating to Sellers offices in France, UK and USA, including but not limited to all service agreements, telecommunications agreements and office equipment lease agreements; and

          (d) all other agreements listed in Exhibit 4.2 hereto, including the agreement of the Sellers with its supplier, BMK, Augsburg ("BMK"), it being understood that Pinnacle Germany undertakes to purchase from FAST Germany on a separate basis, at cost prices of FAST Germany (Einstandskosten), such current products or raw materials in marketable quality and quantity of BMK relating to the Acquired Assets, at request of FAST Germany up to an aggregate amount of DEM 500,000 plus Value Added Tax, in respect of which FAST Germany is bound vis-a-vis BMK by existing purchase obligations. FAST Germany and Pinnacle Germany shall mutually and in good faith agree upon the details of the purchase, including time and further terms and conditions of delivery.

     4.3 Third Party Consents. The Parties shall use their best efforts to obtain the consents of the other parties to the Transferred Agreements to the transfer and to cause to be executed and delivered to the Purchasers all documents of transfer necessary to effect the transfer of such Transferred Agreements. In the event that, for any reason, one or more third parties refuse to consent to the assignment of such Transferred Agreement to any of the Purchasers, the rights and obligations under the applicable Transferred Agreement shall be transferred in the internal relationship between the Sellers and Pinnacle Germany, with the consequence that Pinnacle Germany, to the extent that this is legally permissible, shall act as Sellers' agent in performing the contract and accepting performance of the contract by the other contractual party in the name of the respective Seller but internally on the risk and for the account of Pinnacle Germany. The Sellers shall, on request of Pinnacle Germany (the "Purchasers' Instructions"), make any declaration to the extent legally permissible, including the termination of such Transferred Agreement, that is requested by Pinnacle Germany, provided however that the Purchasers shall provide Indemnification to the Sellers for all Losses based upon or resulting from the Transferred Agreements and the Purchasers' Instructions for all periods from and after the Closing Date.

     4.4 Breach/Non-Performance of Transferred Agreements Prior to Closing. If, following the transfer of the Business, the other party to the Transferred Agreements terminates any of the Transferred Agreements with the Sellers for cogent reason and/or asserts a claim for breach of contract, in each case only if based upon or resulting from the non-performance or the default of the Sellers under the Transferred Agreements prior to the Closing Date, the Sellers shall provide Indemnification to the Purchasers from and against any and all Losses.

     4.5 Allocation of Benefits and Responsibility Under Transferred Agreements Prior to and After the Closing Date. Any rights, including trade receivables, and any obligations and liabilities, including trade payables under the Transferred Agreements, irrespective of whether the transfer takes effect in the relation to the other contractual party or only in the internal relation between the Sellers and Pinnacle Germany, shall be attributable to the Sellers to the extent such right (a "Seller Allocable Right") or such obligation or liability (a "Seller Allocable Obligation") relates to the period of time prior to Closing Date and shall be attributable to Pinnacle Germany to the extent such right (a "Purchaser Allocable Right") or such obligation or liability (a "Purchaser Allocable Obligation") relates to the period of time on and after the Closing Date. The Sellers shall provide Pinnacle Germany with Indemnification for Losses incurred by Pinnacle Germany and arising out of, based upon or resulting from the Seller Allocable Obligations. Pinnacle Germany shall provide the Sellers with Indemnification for Losses incurred by the Sellers and arising out of, based upon or resulting from the Purchaser Allocable Obligations. Both the Sellers and Pinnacle Germany will forward amounts received from the other contractual party accordingly if such amounts are attributable to the relevant other Party.

     4.6 Warranty Services. The Purchasers shall without undue delay inform Sellers as to any warranty claims made against the Purchasers relating to Products sold before the Closing Date ("Defective Products"), and, on request of Sellers, render all services reasonably necessary and expectable to fulfill such warranty claims of Sellers' customers relating to Defective Products, provided however that the Sellers shall pay to the Purchasers an amount equal to the Purchasers' costs for any such services plus a mark-up of 10%.

5    Obligations and Liabilities

     5.1 Purchasers' Assumed Liabilities. The Purchasers shall assume the following liabilities or obligations of the Business:

          (a) Obligations and liabilities arising from the Transferred Agreements, to the extent such obligations and liabilities relate to the period on and after the Closing Date as further specified in Section 4.5, for the avoidance of doubt including, but not limited to payment obligations incurred by the Sellers before the Closing Date relating to services to be rendered, or products to be delivered, by suppliers to the Purchasers on and after the Closing Date; and

          (b) Obligations and liabilities under the Employment Contracts (as defined in Section 6.1 of this Agreement) that are being transferred by virtue of law or pursuant to Section 6 of this Agreement, to the extent that such obligations and liabilities relate to the period on and after the Closing Date.

     5.2 Liabilities Not Assumed. The Purchasers shall not assume any Liabilities or obligations (i) of the Sellers or (ii) attached or related to the Acquired Assets for all periods prior to the Closing Date, other than those specifically enumerated in this Agreement, including without limitation any Liability or obligation with respect to Taxes concerning the period prior to the Closing Date.

     5.3 Sellers' Indemnification for Purchasers' Assumed Liabilities. The Sellers shall provide the Purchasers with Indemnification for Losses incurred by the Purchasers arising from or related to all obligations and liabilities of (i) the Sellers, or (ii) relating to the Acquired Assets for all periods prior to the Closing Date, that the Purchasers have not assumed pursuant to this Agreement.

6    Employees of the Business

     6.1 (S)613a BGB. The Parties are aware that Pinnacle Germany, by operation of law, pursuant to (S)613a German Civil Code, will, as of the Closing Date, assume all rights and obligations arising from all employment contracts (the "Employment Contracts") of the employees employed in the Business in Germany who do not exercise their statutory right to object to the transfer (the "Transferred Employees"). Without limiting the possibility of Pinnacle Germany to agree upon new terms and conditions of the employment with the Transferred Employees in separate agreements with the Transferred Employees after the Closing Date, Pinnacle Germany hereby also undertakes vis-a-vis the Sellers to assume the Transferred Employees and the Sellers' obligations under the Employment Contracts; the provisions of Sec. 4.5 shall apply mutatis mutandis. A list of all Employment Contracts setting forth the position, commencement of the employment, salary, other remuneration, age and, as the case may be, to the extent known by the Sellers at the date hereof, special dismissal protection (disability, etc.) of all Employees of the Business as of August 31, 2001 is attached as Exhibit
          6.1. In case any Employee objects to his employment relationship being transferred to Purchaser, such Employee and all liabilities and obligations in connection with his employment and a termination of his employment shall remain with the Sellers.

     6.2 Information of Employees. As soon as practicable following the execution of this Agreement, the Parties shall inform and consult with the Employees in Germany regarding the transfer of the Business by the Sellers to the Purchasers and the assumption by Pinnacle Germany of the Employment Contracts.

     6.3 Overtime and Vacation Claims. The aggregate amount of claims for overtime accrued and vacation as of August 31, 2001 have been calculated as set forth in Exhibit 6.3. The Parties agree to mutually update Exhibit 6.3 as of 30 September 2001, 24:00h, to reflect the aggregate amount of claims for overtime accrued and vacation as of 30 September 2001, 24:00h. With the exception of claims for overtime accrued and vacation not taken before the Closing Date the Sellers shall remain liable and provide Purchasers with Indemnification for Losses arising from or related to Transferred Employees relating to periods before the Closing Date, in particular but not limited to claims for a prorated portion for the beginning of the year until the Closing Date of any year-end bonus and similar payments for the year 2001 to be paid to Transferred Employees, provided however that such year-end bonus and similar payments for the year 2001, to the extent to be finally determined or otherwise to be resolved on by Purchasers on a discretionary basis, have been mutually agreed upon in writing by the Sellers. Purchasers shall bear the remaining prorated portion of any year-end bonus and similar payments for the year 2001 to be paid to Transferred Employees.

     6.4  Reimbursement of Severance Payments.

          (a) Should the Purchasers decide to restructure the Business and, therefore, discontinue the employment of employees, the Sellers shall indemnify the Purchasers against reasonable severance payments to up to 21 employees whose employment is discontinued, provided that (i) either notice of termination or written notice offering a severance payment is served on the employee before December 1, 2001 and (ii) the severance payment is made prior to January 15, 2002. If less than 71 employees transfer to the Purchasers, the number of employees to whom the indemnity applies shall be reduced accordingly. The indemnity shall not cover any other costs in connection with the restructuring (e.g. lawyer fees, litigation fees).

          (b) If the indemnification is not paid within 30 days after a justified claim under this Section 6.4 is made, the Sellers shall owe a penalty (Vertragsstrafe) in the amount of 50% of the indemnity in addition to the indemnification.

     6.5 Special Bonus. The Sellers intend to enter in agreements with certain Employees, pursuant to which such Employees will receive from the Sellers special bonus payments. Any obligations in respect of such bonus payments shall to the extent legally possible not be transferred to the Purchasers. In the event that pursuant to (S)613a German
          Civil Code such transfer applies by operation of law, the Sellers shall provide Indemnification with regard to Losses incurred by the Purchasers as to the transfer of such bonus obligations. For the avoidance of doubt, the Sellers shall neither in relation to the Purchasers nor to the Employees be obliged to grant any such special bonus.

7    Purchase Price

     7.1 Purchase Price. The aggregate consideration (hereinafter referred to as "Purchase Price") to be paid by the Purchasers to the Sellers for the sale and transfer of the Business shall be an amount of
          (euro) 17,000,000 (Seventeen Million Euro), adjusted by any Inventory Deficiency or any Inventory Surplus, as the case may be, payable as hereinafter provided.

     7.2 Method of Payment of Purchase Price. The Purchase Price shall be due and payable by the Purchasers to the Sellers as follows:

          (a) An aggregate initial payment of the Initial Payment Amount in cash (the "Initial Payment") within 1 business day after the Signing Date to be paid by Pinnacle Germany. Sellers shall grant to the Purchasers sufficient collateral for the Initial Payment by assigning for security purposes all accounts receivable, title to Fixed Assets and Inventory up to the amount of the outstanding Initial Payment to Purchasers in a separate document as attached hereto as Exhibit 7.2.

          (b) An aggregate second payment of the Second Payment Amount in cash (the "Second Payment") on October 5, 2001 to be paid by Pinnacle Germany provided that Sellers and Purchasers have agreed on an Inventory Deficiency or Inventory Surplus, as the case may be; it being understood that if the Parties fail to reach agreement on the amount of a Inventory Deficiency or a Inventory Surplus, as the case may be, the Second Payment Amount shall be paid to the Sellers, to the extent not disputed.

          (c) The issuance by Pinnacle, Inc. on behalf of Pinnacle KG of 1,200,000 (One Million Two Hundred Thousand) shares of Pinnacle, Inc. common stock on October 1, 2001 (the "First Stock Issuance"), payable in accordance with Section 7.3 of this Agreement.

          (d) The issuance by Pinnacle, Inc. on behalf of Pinnacle KG of a number of shares of Pinnacle, Inc. common stock equal to the sum of the Adjusted Second Stock Issuance Amount (the "Second Stock Issuance") and the

               Third Stock Issuance Amount (the "Third Stock Issuance") on 15 February 2002, payable in accordance with Section 7.3 of this Agreement. The shares of Pinnacle, Inc. common stock issuable pursuant to the First Stock Issuance, the Second Stock Issuance and the Third Stock Issuance are sometimes referred to herein as the "Pinnacle Shares".

     7.3 Payment Procedure. The Initial Payment and the Second Payment shall be paid by the Purchasers by money transfer into the account No. 27 22 860 of FAST Multimedia AG with HypoVereinsbank (Bank Reference Number 700 202 70), and shall be payable in Euro. The First Stock Issuance and the Second Stock Issuance shall be made in the name of FAST Multimedia AG and delivered to its deposit account to be notified to the Purchasers in writing at least 5 business days prior to the date on which the respective payment becomes payable. The Third Stock Issuance shall be made in the name of FAST Multimedia Inc. and delivered to its deposit account to be notified to the Purchasers in writing at least 5 business days prior to the date on which the payment becomes payable.

     7.4 Value Added Tax. The Parties understand that the sale and purchase of the Tangible Assets by Pinnacle Germany is subject to Value Added Tax at the rate of 16% on that portion of the Purchase Price that is allocated to the Tangible Assets, however the parties understood that the sale and purchase of the Intangible Assets by Pinnacle KG is not subject to any Value Added Tax. Pinnacle Germany will pay the Value Added Tax on the Purchase Price allocated to the Tangible Assets and any further Value Added Tax, if any. Any Value Added Tax shall be due and payable as soon as Pinnacle Germany has received from FAST Germany an respective invoice which conforms to the provisions of sec. 14 German Value Added Tax Act.

     7.5 Purchase Price Allocation. The Purchase Price shall be paid as set forth in Section 7.2. In respect of the Acquired Assets received, the Purchase Price shall be allocated as follows:

          (a) Pinnacle Germany shall bear in consideration for the sale and transfer of the Inventory, the Movable Fixed Assets and the Transferred Agreements an amount equal to the value of the Inventory as per 30 September 2001, 24:00h, plus the value of the Moveable Fixed Assets as per 30 September 2001, 24:00h, less the aggregate amount of claims for overtime accrued and vacation calculated according to Section 6.3 as per 30 September 2001, 24:00h, if any;

          (b) Pinnacle KG shall bear in consideration for the sale and transfer of the Intangible Assets any remaining amount.

8    Registration Rights.

     Pinnacle, Inc. undertakes to register for resale on Form S-3 under the Securities Act of 1933, as amended, (the "Securities Act") the Pinnacle Shares in accordance with the Registration Rights Agreement attached as
     Exhibit 8 hereto.

9    Representations and Warranties of the Sellers

     In concluding this Agreement, the Purchasers rely on the correctness of the representations and warranties made by the Sellers hereinafter. The Seller represent expressly and warrant as a guaranteed quality of the Business and the Acquired Assets (with the legal consequences as conclusively set forth in Section 11) that the following representations and warranties are correct, unless expressly otherwise provided hereunder on the Signing Date and the Closing Date, subject to such exceptions as are specifically set forth in the disclosure exhibits (referencing the appropriate section and paragraph numbers, if appropriate) supplied by the Sellers to the Buyers (the "Schedules") as of the Signing Date or, to the extent representations and warranties are given to the Sellers' Knowledge as of the Closing Date.

     9.1 Organization and Authority. The Sellers are companies duly incorporated, validly existing and in good standing under the laws of their respective jurisdiction and have the corporate power to own their respective properties and to carry on their respective businesses as now being conducted. Each of the Sellers has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.

     9.2 Execution and Delivery. This Agreement and any Related Agreements to which any Seller is a party have been duly executed and delivered by such Seller and, assuming the due authorization, execution and delivery by the other Parties hereto and thereto, constitute the valid and binding obligation of such Seller enforceable in accordance with their respective terms, subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies.

     9.3 Compliance with Corporate Requirements. The execution and delivery of this Agreement and any Related Agreements to which it is a party by any of the Sellers do not, and, the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (i) any provision of the charter documents or Bylaws (or their equivalent) of any such Seller, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to any such Seller or its properties or assets.

     9.4 Required Consents. Each of the Sellers has obtained or will obtain prior to the Closing Date, all necessary corporate consents and taken all necessary corporate action, if any, required on the Sellers side for the consummation of the transactions contemplated by this Agreement, including the approval of FAST Germany's shareholders' meeting pursuant to (S)179a German Stock Corporation Code. Except as set forth in Exhibit 9.4, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other U.S. or German federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission ("Governmental Entity") or any third party, for the avoidance of doubt other than the consents of the other Parties to the Transferred Agreements pursuant to Section 5, is required by or with respect to any of the Sellers in connection with the execution and delivery of this Agreement and any Related Agreements to which any of the Sellers is a party or the consummation of the transactions contemplated hereby and thereby.

     9.5 Correct Information. The information contained in the Exhibits of this Agreement, unless such Exhibits relate to circumstances of the Purchasers, for which the Sellers accept no responsibility, is complete and correct.

     9.6 Title to Assets. On the Closing Date the Sellers have good and valid title to, or a valid and subsisting leasehold or license interest in the Acquired Assets free and clear of all Liens. On the Closing Date the Sellers have full right and capacity to sell and transfer good and valid title to the Acquired Assets except for those tangible assets which are still subject to customary reservations of title by suppliers pending payment. Except for such customary reservations of title the Purchasers will receive on the Closing Date good and valid title, to the Acquired Assets free and clear of all Liens. The use of the Tangible Assets and of the Intangible Assets by the Sellers and the sale and transfer of the Tangible Assets and of the Intangible Assets from the Sellers to the Purchasers to the Sellers' Knowledge does not infringe any third party rights.

     9.7 Sufficiency of Acquired Assets. By the acquisition of the Business pursuant to this Agreement, the Purchasers are put into the position to continue the Business of the Sellers in the current form except to the extent that (i) any other party to any Transferred Agreement may refuse to agree to the transfer of such Transferred Agreement, (ii) any Employee may refuse to his transfer to the Purchasers pursuant to
          Section 6 and (S)613a German Civil Code, (iii) the Acquired Assets do not comprise the shares in the Subsidiaries of the Sellers active in the Business in France and the UK nor any of their Employees or assets, other than intangible assets, (iv) any changes of the Business may take place until the Closing Date due to grounds of a change of general economics or in the business fields in which the Sellers and the Business are active or (v) any other changes of the Business beyond Sellers' control may apply, including but not limited to a potential adverse impact resulting from the disclosure of the transactions contemplated by this Agreement on the business relations with third parties, including customers and suppliers of the Business, namely the business relationship with Matrox Inc., Canada. The Acquired Assets comprise all of the material assets of the Sellers used by them in the operation of the Business in the ordinary course as currently conducted.

     9.8 Financial Statements. The Sellers have submitted to the Purchasers the Most Recent Accounts, statements of operations and statements of cash flows of the Business as of and for the year ended 31 December 2000 and as of and for the six months ended June 30, 2001 (together the "Financial Statements"), which are attached as Exhibit 9.8. June 30, 2001 is referred to herein as the "Most Recent Balance Sheet Date." The Financial Statements have been prepared in accordance with accounting, valuation and depreciation principles generally accepted in the respective Seller's jurisdiction ("Generally Accepted Financial Reporting Principles") all applied consistent with historical practice, except for changes in the accounting, valuation and depreciation principles, in particular regarding the inventory and reserves related to the inventory, as applied to the interim balance sheet as per June 30, 2001. The Financial Statements are, with the aforementioned exceptions, complete and correct and present fairly the financial condition, operating results and cash flows of the Business as of the dates and for the periods indicated therein. The Parties are in agreement that, for the purposes of the representation and warranties contained in this Section 9.8 only such balance sheet items shall be represented and warranted to the Purchasers that relate to the Business and the Acquired Assets as being transferred to the Purchasers by this Agreement.

     9.9 Liabilities. No Seller is a guarantor or otherwise liable for any Liability of any other person or entity for any matter which relates to or affects or will affect the Business or Acquired Assets. To the Sellers' Knowledge, there is no Liability, and, to the Sellers' Knowledge no threatened action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand, which could give rise to any Liability that would reasonably be expected to have a Material Adverse Effect.

     9.10 Ordinary Course of Business. Since the Most Recent Balance Sheet Date until the date hereof, the Business has been conducted within the Ordinary Course of Business. Since that time no extraordinary business event or legal arrangement has occurred or been entered into and there has also not been any event which by itself or together with other events has a Material Adverse Effect on the Acquired Assets or the Business.

     9.11 Restrictions on Business Activities. Except as specifically contemplated by this Agreement or its Exhibits, there is no agreement (non-compete or otherwise) or commitment or any judgment, injunction, order, decree or other action by any Government Entity binding upon the Business or the Acquired Assets which has or reasonably could be expected to have the effect of prohibiting or impairing any business practice of the Sellers with respect to the Business, any acquisition or disposition of property (tangible or intangible) by such Seller relating to the Business or the conduct of the Business by such Seller. Except as specifically contemplated by this Agreement, none of the Sellers has entered into any agreement under which the Business is restricted from providing services to customers or potential customers or any class of customers of the Business, in any geographic area, during any period of time or in any segment of the market.

     9.12 Condition of Assets. All Movable Fixed Assets have been well maintained and are in good and serviceable condition, normal wear and tear excepted. All Inventories on the Closing Date will by quantity and quality be usable or saleable in the ordinary course of business. All of the Inventory reflected on the Financial Statements and the Sellers' books and records on the date hereof were purchased, acquired or produced in the ordinary and regular course of business.

     9.13 Agreements. The pending customer orders transferred to the Purchasers according to Section 4.1 have been received by the Purchasers in the Ordinary Course of Business and do not provide for any terms or conditions, in particular to the calculation and payment conditions which deviate from the practice of the Sellers in the past. The conditions are fair and reasonable. To Sellers' Knowledge there is no reason to believe that such pending customer orders would lead to any losses outside of the Business, provided that such pending customer orders will be handled by the Purchasers diligently and in accordance with the practice as applied in the past.

     9.14 Government Approvals. The Sellers have obtained all material approvals, permits, licenses, grants or other authorizations of any Government Entity ("Permits") required for the operation of the Business and for Sellers to hold the Acquired

          Assets. All such Permits and any other Permits held by any Seller in connection with the operation of the Business or the holding of any of the Acquired Assets are listed in Exhibit 9.14 and are in full force and effect and no revocation, limitation or amendment of any of such Permits is pending or to the Sellers' Knowledge has been threatened. The Business is in all material aspects carried out in compliance with the listed Permits.

     9.15 Litigation. There is at the date hereof, no action, suit or proceeding of any nature by or before any Government Entity pending or, to the Sellers' Knowledge, threatened against any of the Sellers, involving the Business or the Acquired Assets, or any of its officers or directors to the extent affecting the Business or the Acquired Assets, nor, to the Sellers' Knowledge, is there any reasonable basis therefor which could give rise to any Liability relating to the Acquired Assets or prevent or materially delay the transactions contemplated by this Agreement. There is no investigation pending or, to the Sellers' Knowledge, threatened against any of the Sellers properties or any of its officers or directors by or before any Governmental Entity which could prevent or materially delay the transactions contemplated by this Agreement. No Governmental Entity has at any time challenged or questioned the legal right of any of the Sellers to manufacture, offer or sell any of the Products or related services, or to conduct the Business, in the present manner or style thereof.

     9.16 Transferred Agreements. The Transferred Agreements are to the Sellers' Knowledge valid and enforceable against the Parties thereto and neither the respective Seller nor, to the Sellers' Knowledge, any respective other party thereto has materially breached, or is in default under, any Transferred Agreements.

     9.17 Compliance with Regulations. To Sellers' Knowledge, the Business is in all material respects in compliance with all material applicable laws (including rules, regulations, codes, plans, injunctions, orders, decrees, rulings and charges thereunder), including without limitation occupational health and safety regulations.

     9.18 Intangible Assets. The Intangible Assets constitute all the know-how and intellectual property necessary or otherwise used by Sellers for the conduct of the Business as it is conducted on the Closing Date. The use or other exploitation of the Intangible Assets in the manner used by Seller in connection with the Business, to the Sellers' Knowledge, does not and will not violate any rights of any third parties. The fees, if any, necessary for upholding the Intangible Assets have been duly paid. The Intangible Assets, to the Sellers' Knowledge, are not subject to invalidity, cancellation or total or partial nullification, and to Sellers' Knowledge, no facts exist that would reasonably be thought to constitute a basis for the foregoing. The Sellers are the sole and exclusive owners of the Intangible Assets unless otherwise indicated in Exhibit 9.18 hereto, and have, unless otherwise indicated in the Exhibit 9.18, the right to transfer the Intangible Assets as contemplated by this Agreement free from any Lien. To the Seller's knowledge, none of the Intangible Assets is infringed by third parties.

     9.19 Business Knowledge. The Sellers own all manufacturing, processing and marketing know-how for the Sellers' entire previous and present Products, and hold, to the extent that such manufacturing, processing and marketing know-how has been reduced to writing, all documents pertaining thereto (which documents will be delivered as described in Section 2 of this Agreement).

     9.20 Protection of Confidential Information. The Sellers have imposed to the Employees such obligations as to the treatment of confidential information and trade secrets as set forth in the relevant Employment Contracts. Sellers have not licensed software, or provided any significant parts of software, included in the Intangible Assets to any third party in source code format.

     9.21 Interested Party Transactions. Except as listed in Exhibit 9.21, no Managing Director, Supervisory Board member, Director or majority shareholder of any Seller (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has an interest), has, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services or products relating to the Business that the Sellers furnish or sell, or propose to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to, the Sellers, any goods or services relating to the Business or (iii) a beneficial interest in any Assigned Agreement; provided, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "interest in any entity" for purposes of this Section 9.21.

     9.22 Employee Matters.

          (a) There are no obligations, agreements or commitments in relation to the Transferred Employees other than those (i) reflected in the Employment Contracts referred to in 6.1, or (ii) agreed upon among the Sellers and the Transferred Employees between the date hereof and the Closing Date with the prior written consent of the Purchasers, or (iii) generally imposed by mandatory law, and there are no other obligations, agreements or commitments with regard to any Employees that will transfer to the Purchasers as a result of the transactions contemplated by this Agreement. The information regarding the Transferred Employees contained in
               Exhibit 6.1 is true and correct.

          (b) The Sellers (i) are in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees, (ii) have withheld and reported all amounts required by law or by contract to be withheld and reported with respect to wages, salaries and other payments to Employees, (iii) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing, and (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the Ordinary Course of Business and consistent with past practice). There are no pending or, to the Sellers' Knowledge, threatened or reasonably anticipated claims or actions against the Sellers under any worker's compensation policy, long-term disability policy, or similar policy.

          (c) At the Signing Date, no work stoppage or labor strike against any member of the Sellers is pending, or to the Sellers Knowledge threatened or reasonably anticipated. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Sellers' Knowledge, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material Liability to the Purchasers. Neither Sellers nor any of Subsidiaries have engaged in any unfair labor practices. The Sellers are not bound by any collective bargaining agreement (Betriebsvereinbarungen), other than those set out in Exhibit 9.22, or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Sellers, in each case relating to the Transferred Employees that would result in any material Liability of the Purchasers on or after the Closing Date.

          (d) To the Sellers' Knowledge, no Employee is obligated under any contract or subject to any judgment, decree or order of any court or administrative agency that would interfere with such Employee's efforts to promote the interests of the Business or that would interfere with the Business. To the Sellers' Knowledge, neither the execution nor delivery of this Agreement, nor the carrying on of the Business as presently conducted or proposed to be conducted nor any activity of the Employees in connection with the carrying on of the Business as presently conducted or currently proposed to be conducted, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract or Employment Agreement under which any Employees are now bound.

     9.23 Warranties; Indemnities. Except for general conditions of sale used by the Sellers in the Ordinary Course of Business, no warranty or indemnity has been given by the Sellers. There are no warranty and indemnity claims in excess of $25,000 made against the Sellers in existence at the Signing Date relating to the Products and to Sellers' Knowledge there are no such indemnity claims threatened, except for indemnity claims with respect to infringement of intellectual property rights. The Sellers agree to indemnify the Purchasers from any Losses arising from any infringement of any intellectual property right, copyright, patent, petty patent, design patent or trademark of any third party caused by the Sellers prior to the Closing Date to the extent claims have been served in writing within one (1) year after the Closing Date, except for any indemnities related to the MPEG-LA Consortium and/or the DV Consortium.

     9.24 Taxes. The Sellers, to the extent such Taxes could affect Purchasers ownership in the Acquired Assets or the operations of the Business, have duly filed by the due date all tax returns and other reports required under the applicable laws to be filed with tax and other authorities, paid all due taxes, tax prepayments, social security charges and other public dues, retained all taxes, social security charges and other charges to be retained and paid them by the due date to the respective recipient and paid all related delay charges and penalties, if any.

     9.25 Insurance. The Sellers carry adequate insurance against all risks that a conscientious businessman usually covers. The insurance contracts are in full force and effect and all premiums due until the Closing Date have been paid and Sellers are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Since the Most Recent Balance Sheet Date, no material insurable events of damage or damages have arisen at the Seller which were not covered by insurance. There is no claim by the Sellers pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. To the Sellers' Knowledge no termination of, or material premium increase with respect to, any of such policies has been threatened.

     9.26 No Illegal Payments, Etc. To the Sellers' Knowledge, none of the Sellers nor any of their respective officers, employees, agents or Affiliates has: (a) directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other person who was or is in a position to help or hinder the Business (or assist in connection with any actual transaction) or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office (i) which may subject the Sellers to any damage or penalty in any civil, criminal or governmental litigation or proceeding or (ii) the noncontinuation of which has had or might have, individually or in the aggregate, an adverse impact on the Business, or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

     9.27 Material Adverse Effect. To Sellers' Knowledge, there are no particular circumstances that could in the future materially adversely affect the Business. To Sellers' Knowledge there are no facts or circumstances which could result in any restriction, impediment or cessation of the manufacture and/or marketing of any material product presently manufactured and/or marketed by the Seller in the Business, except for changes in the business relationship with Matrox Inc., Canada, which may occur as a result of the transactions contemplated by this Agreement or its disclosure or such facts and circumstances that are not particularly relating to the Business relations, but may affect the economic situation or the business field in which the Business is active in general.

10   Representations and Warranties of the Purchasers, Guarantee of Pinnacle,
     Inc.

     In concluding this Agreement, the Sellers rely on the correctness of the representations and warranties made by the Purchasers and Pinnacle Inc. hereinafter. The Purchasers and Pinnacle, Inc. represent expressly and warrant as a guaranteed quality (with the legal consequences as conclusively set forth in Section 11 that the following representations and warranties are correct, unless otherwise provided hereunder on the date hereof and the Closing Date and all dates after the Closing Date until full payment of any outstanding amounts under the Purchase Price pursuant to
     Section 7:

     10.1 Organization and Authority. The Purchasers and Pinnacle Inc. are companies duly incorporated, validly existing and in good standing under the laws of their respective jurisdiction and have the corporate power to own their respective properties and to carry on their respective businesses as now being conducted. Each of the Purchasers has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.

     10.2 Execution and Delivery. This Agreement and any Related Agreements to which any Purchaser or Pinnacle Inc. is a party have been duly executed and delivered by such Purchaser and, assuming the due authorization, execution and delivery by the other Parties hereto and thereto, constitute the valid and binding obligation of such Purchaser or Pinnacle Inc. enforceable in accordance with their respective terms, subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies.

     10.3 Compliance with Corporate Requirements. The execution and delivery of this Agreement and any Related Agreements to which it is a party by any of the Purchasers or Pinnacle Inc. do not, and, the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (i) any provision of the charter documents or Bylaws (or their equivalent) of any such Seller, or (ii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to any such Purchaser or its properties or assets.

     10.4 Required Consents. Each of the Purchasers and Pinnacle Inc. has obtained all necessary corporate consents and taken all necessary corporate action, if any, required on the Sellers side for the consummation of the transactions contemplated by this Agreement. Except as set forth in Section 14 no consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other U.S. or German federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission ("Governmental Entity") or any third party, is required by or with respect to any of the Purchasers in connection with the execution and delivery of this Agreement and any Related Agreements to which any of the Purchasers or Pinnacle Inc. is a party or the consummation of the transactions contemplated hereby and thereby.

     10.5 Correct Information. The information contained in the Exhibits of this Agreement, relating to circumstances of the Purchasers and Pinnacle Inc., is complete and correct.

     10.6 Pinnacle Shares. The Pinnacle Shares are duly authorized and have been reserved for issuance in accordance with this Agreement. When issued in accordance with this Agreement, the Pinnacle Shares will be duly issued and outstanding, fully paid and nonassessable.

     10.7 Required Filings. Pinnacle Inc, is a public reporting issuer under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and has made all required filings thereunder by the required filing date and in accordance with the rules and regulations of the Securities and Exchange Commission ("SEC"). None of such filings, including the financial statements contained therein, or the filings made by Pinnacle Inc. under the Securities Act of 1933, as amended, contained a material misstatement or omitted to state a material fact. The Form S-3 to be filed by Pinnacle Inc. in accordance with this Agreement and the Registration Rights Agreement attached hereto will not contain a material misstatement or omit to state any material fact.

     10.8 Absence of Material Adverse Effect. Since 30 June 2001, there has not been any circumstance, change in or effect upon Pinnacle Inc. which has or could reasonably be expected to have a Material Adverse Effect. Pinnacle Inc. has no present plans or intention to make any pre-announcement with respect to its financial results for the present fiscal quarter or any announcement to the effect that it expects its financial results for future fiscal quarters to be less than consensus street estimates.

     Pinnacle, Inc. hereby further undertakes to act as an absolute guarantor (selbstschuldnerischer Burge) for the obligations and liabilities of Pinnacle Germany and Pinnacle KG under Sections 7, 10 and 11 of this Agreement.

11   Performance and Liability

     11.1 Breach of Warranties. In case of violation of any of the representations or warranties by a Party (the "Warranting Party") which have an adverse effect on, and cause damages to, (i) the Business or the Acquired Assets in the case of Sellers' representations and warranties, or (ii) the Sellers in the case of Purchasers representations and warranties, the Warranting Party shall be jointly and severally liable to put the other Parties (the "Damaged Party") in the position they would be in had the representation or warranty not been violated. In case the Warranting Party is unable to cure the defect or violation, the Damaged Party shall be compensated by an amount in cash which corresponds to the damage within the sense of Section 249 Sentence 2 German Civil Code.

     11.2 Other Claims and Remedies. The Parties shall not have any other claims or remedies than the claims and remedies defined in Section 11.1 in case of a breach of any representation and warranty, and no further statements, representations and warranties or guarantees are made, or deemed to be made, by either Party, other than those expressly and conclusively set forth in Sections 9 and 10; provided, that this
          Section 11 shall not limit Purchasers' remedies for indemnification provided for in Sections 4.5 and 5 of this Agreement, or claims and remedies of either Party as may apply under mandatory law for willful or fraudulent breaches of representations or warranties by the other Party and, for the avoidance of doubt, the right of any party to this Agreement to rescind this Agreement pursuant to (S)326 German Civil Code in the event of a default of another party with its obligations under this Agreement. Any other claims or rights of the Purchasers in respect of the Business and the Acquired Assets, circumstances (financial, legal or otherwise), results and or its operations, whether by statute or contract or any other legal basis, shall to the extent legally possible, i.e. except for claims based upon willful misconduct (Vorsatz oder Arglist), be excluded and waived. Without limiting the foregoing exclusion and waiver, the Purchasers shall, in particular, not have the right to rescind this Agreement (Recht auf Wandelung/Rucktritt), to reduce the purchase price (Recht auf Minderung), to claim damages for incorrect assurances (Schadensersatz wegen unrichtiger Zusicherung), to avoid the Agreement or to request damages because of lack of essentiality (Fehlen einer wesentlichen oder zugesicherten oder garantierten Eigenschaft) or in the event of culpa in contrahendo, or to rescind or amend this Agreement for frustration of contract (Wegfall der Geschaftsgrundlage) or for any other reason whatsoever.

     11.3 Limitation of Claims. The period of limitation for all claims of the Purchasers pursuant to Section 11.1 and 15.1 of this Agreement shall run until, and any claims shall be time barred (verjahrt), two (2) years from the Closing Date. This period of limitation shall not apply to other remedies available to the Purchasers or the Sellers, including without limitation remedies for breaches of covenants and for indemnification provided by this Agreement. All such claims as well as any other claims of either Party under or in relation to this Agreement, whether by law, contract or otherwise, shall be time barred (verjahren) three (3) years after the relevant Party becomes aware of the relevant claim.

     11.4 Due Diligence. No Party shall be liable to the other Party for any claims, if the other Party or its advisors had knowledge of such breach within the sense of Section 460 German Civil Code. The Sellers and the Purchasers have jointly evaluated the Inventory as reflected in the accounts as of August 31, 2001.

     11.5 De minimis threshold. Purchasers shall have claims based upon a breach of any representation or warranty as set out in Section 9 only if the individual claim exceeds an amount of (euro) 25,000 or the aggregate of all claims exceeds an amount of (euro) 100,000 at which point Purchasers shall be entitled to be compensated for all claims of breaches of representations and warranties contained in Section 9 of this Agreement.

     11.6 Cap on Claims. All claims of the Purchasers under or in connection with Section 9, except for any willful or fraudulent (Vorsatz oder Arglist) breaches of the representations and warranties contained in
          Section 9 of this Agreement, shall be limited to an aggregate amount of (euro) 3,500,000.

12   Covenants

     12.1 Confidentiality. For a period commencing on the Signing Date and ending five (5) years later, the Sellers (and their successors and assigns), Mr. Matthias Zahn and Mrs. Steffi Korner, for the avoidance of doubt individually and not jointly and severally, shall keep confidential all matters related to the Business, in particular all business and trade secrets, and not disclose such matters and secrets, directly or indirectly, to any third party nor to cause such disclosure by third parties nor to abet or justify such disclosure nor to use such matters or secrets for themselves.

     12.2 Non-Solicitation. For a period commencing on the Closing Date and ending thirty (30) months later, the Sellers, Mr. Matthias Zahn and Mrs. Steffi Korner, for the avoidance of doubt individually and not jointly and severally, shall not (nor shall it permit any of its Subsidiaries or Affiliates) directly or indirectly, without the prior written consent of the Purchasers, cause or influence any Transferred Employees to work in any way whatsoever for any of the Sellers (whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise), for an enterprise in which any one of them holds an interest or for a competitor, or to terminate an existing relationship with the Purchasers (or its consolidated Subsidiaries).

     12.3 Non-Competition.

          (a) For a period commencing on the Closing Date and ending two (2) years later, the Sellers (acting jointly - gesamtschuldnerisch - with respect to one other) and Mr. Matthias Zahn (acting individually - "einzelschuldnerisch") and Mrs. Steffi Korner (acting individually - "einzelschuldnerisch") shall not (nor shall they permit any of their Subsidiaries or Affiliates) directly or indirectly, without the prior written consent of the Purchasers (i) manufacture, distribute or render any products or services which are of the same kind as, or competitive with, products or services manufactured, distributed or rendered by the Business in any part of the world where the Business was conducted (a "Competing Business"); (ii) assist third parties in any way whatsoever, directly or indirectly, in the manufacture, distribution or rendering of such products or services of a Competing Business;
               (iii) hold in any way whatsoever, directly or indirectly, an interest in a company or other entity that constitutes a Competing Business other than an interest of less than 5% in a publicly quoted company; or (iv) participate in the financing, operation, management or control of a Competing Business. For the Avoidance of doubt, the activities of Mr. Matthias Zahn, Mrs. Steffi Koerner, and TV-Server AG in the field of technologies and services for interactive television shall not be restricted by the foregoing non-competition obligation.

          (b) In the event that the provisions of this Section 12.3 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be amended to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable law.

          (c) For the purposes of this Section 12, the Sellers, Mr. Matthias Zahn and Mrs. Steffi Korner, acknowledge that (i) the goodwill associated with the Business and customer relationships prior to the Acquisition is an integral component of the value of the Business to the Purchasers and is reflected in the Purchase Price for the Acquisition to be received by the Sellers and (ii) the Transferred Agreements are necessary to preserve the value of the Business, including the goodwill and customer relationships, for the Purchasers following the Acquisition. The Sellers also acknowledge that the limitations of time, geographic scope and scope of activity agreed to in this Agreement are reasonable because, among other things, (x) the Sellers and their subsidiaries and the Purchasers are engaged in a highly competitive industry (y) management of the Sellers and their subsidiaries have unique access to, and will continue to have access to, the trade secrets and know-how of the Sellers and their Subsidiaries, including without limitation, the plans and strategy (and in particular, the competitive strategy) of the Sellers and its Subsidiaries and (z) the Sellers are receiving significant consideration in connection with the Acquisition.

13   Compliance with the Securities Laws

     13.1 Securities Act Exemption. Each of the Sellers has been advised that the Pinnacle Shares issued to the Sellers pursuant to this Agreement will be issued as securities to the Sellers in a private placement exempt from the registration requirements of Section 5 of the Securities Act, as set forth in Section 4(2) thereof, and may not be offered or sold except pursuant to an exemption or pursuant to an effective registration statement under the Securities Act.

     13.2 Legends. Pinnacle, Inc. will give stop transfer instructions to its transfer agent with respect to Pinnacle Shares received by the Sellers pursuant to this Agreement and there will be placed on each certificate representing such Pinnacle Shares, or any substitutions therefor, legends stating in substance:

               THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED ABSENT AN EFFECTIVE REGISTRATION STATEMENT THEREOF, OR EXEMPTION THEREUNDER, UNDER SUCH ACT OR IN COMPLIANCE WITH RULE 144 PROMULGATED UNDER SUCH ACT.

          The legend set forth above shall be removed (by delivery of a substitute certificate without such legend) and Pinnacle, Inc. agrees to so instruct its transfer agent at such time as a registration statement on Form S-3 covering such Pinnacle Shares is effective, or at the request of the Sellers when one or more of the conditions set forth in clauses (w), (x), (y) and (z) of Subsection 12.3 hereof shall have occurred.

     13.3 Representations Regarding Securities Laws Matters. The Sellers agree not to sell, transfer or otherwise dispose of any Pinnacle Shares issued to the Sellers pursuant to this Agreement unless such sale, transfer or other disposition is made (w) in conformity with the requirements of Rule 144 promulgated under the Securities Act; or (x) pursuant to a resale registration statement on Form S-3 filed by Pinnacle, Inc. with the Securities and Exchange Commission (the "SEC") which is then in effect; or (y) upon delivery to Pinnacle, Inc. of a written opinion of counsel, reasonably acceptable to Pinnacle, Inc. in form and substance, that such sale, transfer or other disposition is otherwise exempt from registration under the Securities Act; or (z) an authorized representative of the SEC shall have rendered written advice to the Sellers wishing to effect such sale, transfer or disposition (sought by the Sellers or counsel thereto, with a copy thereof and of all other related communications delivered to Pinnacle, Inc.) to the effect that the SEC would take no action or that the staff of the SEC would not recommend that the SEC take action, with respect to the proposed sale, transfer or other disposition, if consummated. The Sellers acknowledge and understand that Pinnacle, Inc. is relying on the written representations made by the Sellers in the Investment Representation Statements in the form attached hereto as Exhibit 13.3 executed by each of the Sellers.

14   Closing Date Deliveries

     14.1 Sellers' Deliveries

          On the Closing Date, the Sellers shall deliver, or cause to be delivered, to the Purchasers, the following:

          (a) such instruments of sale, transfer, conveyance and assignment as the Purchasers and their counsel may reasonably request to give effect to the transfer of the Acquired Assets as contemplated by this Agreement;

          (b)  approvals, consents, waivers and authorizations as set forth in
               Exhibit 9.4;

          (c) all other documents, certificates, instruments or writings required to be delivered by the Sellers on the Closing Date in order to consummate the transactions contemplated by this Agreement;

     14.2 Purchasers' Deliveries

          On the Closing Date, the Purchasers and Pinnacle, Inc. shall deliver, or cause to be delivered, to the Sellers, (without in any way affecting the effectiveness of this Agreement upon signing) the following:

          (a) internal approval by the Board of Directors of each of Pinnacle, Inc., Pinnacle KG and Pinnacle Germany;

          (b) all other documents, certificates, instruments or writings required to be delivered by the Purchasers on the Closing Date in order to consummate the transactions contemplated by this Agreement;

          (c) reassignment of any receivables assigned to Purchasers pursuant to the Global Assignment Agreement as reflected in Section 7.2a.


15 Arrangements concerning the Relationship of the Parties until and after the Closing Date

     15.1 Conduct of the Business until Closing Date. Between the date hereof and the Closing Date, except as otherwise agreed to in advance and in writing by Purchasers, Sellers covenant and agree with Purchasers as follows:

          (a) Sellers shall operate the Business diligently and in good faith and only in the ordinary course, in the manner as heretofore conducted and consistent with Sellers' past management and business practices.

          (b) Sellers shall use reasonable efforts to (i) maintain, preserve, renew and keep in full force and effect the existence, rights and franchises of the Business; (ii) maintain the Acquired Assets in good working order; (iii) not allow the disposal or lapse of any Intangible Assets; (iv) preserve for Purchasers Sellers' present relationships with its suppliers, distributors, vendors, manufacturers, customers, communities and others having business relations with Sellers' in the Business; and (v) not allow any event or occurrence within Sellers' control which might, individually or in the aggregate, have a Material Adverse Effect on Seller.

          (c) Sellers shall not terminate, amend or otherwise modify any Transferred Agreement.

          (d) Sellers shall not create any indebtedness that would constitute an liability or obligation to be assumed by the Purchasers.

          (e) Sellers will not act or omit to act, or consent to any act or omission to act by another party, which will cause a breach or violation of, or default under, any Transferred Agreements or other commitments or other obligations adversely affecting the Acquired Assets or the Business.

     15.2 Termination of Agreement. The Purchasers may terminate this Agreement by giving written notice to the Sellers at any time prior to and at the date of consummation of this agreement at the Closing Date if there has been any event which by itself or together with other events has a Material Adverse Effect on the Business. For the purposes of this Section 15.2 only, if (i) at least two of the Key Employees listed in Exhibit 15.2a or (ii) at least 6 of the R&D Employees listed in Exhibit 15.2b object to be transferred to Purchasers or do not agree to be transferred to Pinnacle Germany according to (S)613a BGB prior to Closing Date or Jorg Adelstein does not agree to continue to work for the Business, this shall be deemed to have a Material Adverse Effect on the Business. The Sellers may terminate this Agreement by giving written notice to the Purchasers (i) at any time prior to the date on which the Purchase Price has been paid in full, in the event of insolvency proceedings of the Purchasers or Pinnacle, Inc., or in the event of a default pursuant to (S)326 German Civil Code, or, (ii) at any time prior to the Closing Date, if any other event which by itself or together with other events has a Material Adverse Effect on Pinnacle, Inc. has occurred.

     15.3 Sellers' Further Deliveries. Any time, and from time to time after the Closing Date, at the reasonable request of the Purchasers and without further consideration, the Sellers will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such action as the Purchasers may reasonably determine is necessary to transfer, convey and assign to Purchasers and to confirm Purchasers' title to or interest in the Acquired Assets, to put Purchasers in actual possession and in operating control thereof, to assist Purchasers in exercising all rights in respect thereto and to ensure the transition of the Business from the Sellers to the Purchasers in an orderly and smooth fashion.

     15.4 Purchasers' Further Deliveries. Any time, and from time to time after the Closing Date, at the reasonable request of the Sellers and without further consideration, the Purchasers will execute and deliver such other instruments of assumption and confirmation and take such action as Sellers may reasonably determine is necessary to ensure the transition of the Business from the Sellers to the Purchasers in an orderly and smooth fashion.

     15.5 Publicity. No announcement of any kind to the media or any other indefinite group of persons shall be made before the Closing Date in respect of the subject matter of this Agreement except as specifically agreed between the Sellers and the Purchasers or if such announcement is required by law or administrative or judicial order.

     15.6 Notice of Acquisition. Upon the request of the Purchasers, the Sellers will join the Purchasers in sending out on or after the Closing Date a notice in a mutually approved form to all suppliers, agents, distributors, clients and customers advising them of the transfer of the Business.

     15.7 Employee Matters. Until the Closing Date, Sellers shall not (without the prior written consent of Purchasers) modify or terminate any Employment Agreement or enter into any new employment agreement.

16   Miscellaneous

     16.1 Notice. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt, or, if earlier,
          (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one (1) business day after the business day of facsimile transmission, if delivered by facsimile transmission with receipt of transmission confirmation and with a copy by first class mail, postage prepaid, and shall be addressed to the intended recipient as set forth below:

              If to Pinnacle, Inc.:

              Pinnacle Systems, Inc.
              280 North Bernardo Avenue
              Mountain View, CA  94043
              U.S.A.
              Attention: Chief Financial Officer
              Telephone: (650) 560-1600
              Facsimile: (650) 526-1601

              With a copy to:

              Wilson Sonsini Goodrich & Rosati
              Professional Corporation
              650 Page Mill Road
              Palo Alto, CA 94304-1050
              U.S.A.
              Attention: Chris F. Fennell, Esq.
              Telephone: (650) 493-9300
              Facsimile: (650) 845-5000

              And a copy to:

              Linklaters Oppenhoff & Radler
              Mainzer Landstrasse 16,
              D-60325 Frankfurt am Main
              Postfach 17 01 11
              D-60075 Frankfurt am Main
              Attention: Ulli Janssen
              Telephone: (49-69) 7-10-03-0
              Facsimile: (49-69) 7-10-03-333

              If to Pinnacle Germany:

              Pinnacle Systems GmbH
              Frankfurter Strasse 3c, 38112
              Braunschweig, Germany

              With a copy to:

              Wilson Sonsini Goodrich & Rosati
              Professional Corporation
              650 Page Mill Road
              Palo Alto, CA 94304-1050
              U.S.A.
              Attention: Chris F. Fennell, Esq.
              Telephone: (650) 493-9300
              Facsimile: (650) 845-5000

              And a copy to:

              Linklaters Oppenhoff & Radler
              Mainzer Landstrasse 16,
              D-60325 Frankfurt am Main
              Postfach 17 01 11
              D-60075 Frankfurt am Main
              Attention: Ulli Janssen
              Telephone: (49-69) 7-10-03-0
              Facsimile: (49-69) 7-10-03-333

              If to Fast, Inc.:

              Fast Multimedia Holding Inc.
              101 Federal Street, Suite 1900
              Boston, MA 02110
              U.S.A.

              With a copy to:
              SJ Berwin Knopf Tulloch Steininger
              Maria-Theresia-Str. 5
              81675 Munchen
              Attention: Thomas Pauls and Dr. Christoph Brenner
              Telephone: (0049-89-89081-0)
              Facsimile: (0049-89-89081-100)


              If to FAST Germany:

              Fast Multimedia AG
              Rudesheimerstr. 11-13, D-80686
              Munchen, Germany

              With a copy to:

              SJ Berwin Knopf Tulloch Steininger
              Maria-Theresia-Str. 5
              81675 Munchen
              Attention: Thomas Pauls and Dr. Christoph Brenner
              Telephone: (0049-89-89081-0)
              Facsimile: (0049-89-89081-100)

     16.2 Notary Fees. The Notary fees connected with the notarial recording of this Agreement shall be borne by the Purchasers. Apart therefrom, each Party shall bear its own costs and the costs of its advisers and auditors.

     16.3 Amendment. Changes and amendments to this Agreement as well as declarations to be made hereunder shall be valid only if made in writing unless a notarial deed is legally required. This shall also apply to any change of this provision.

     16.4 Severability. If a provision of this Agreement should be or become invalid or not contain a necessary regulation, the validity of the other provisions of this Agreement shall not be affected thereby. The invalid provisions shall be deemed to be replaced and the gap be filled by a legally valid arrangement which corresponds as closely as possible to the intentions of the Parties or what would have been the intentions of the Parties according to the aim and purpose of this Agreement if they had recognised the gap.

     16.5 Headings and Exhibits. The Exhibits to this Agreement shall form an integral part of this Agreement. The headings in this Agreement shall only serve the purpose of easier orientation and are of no consequence for the contents and interpretation of this Agreement. Statements in one provision of, or Exhibit to, this Agreement shall be deemed to have been made also for the purposes of all other provisions of, and Exhibits to, this Agreement.

     16.6 Further Assurances. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

     16.7 Governing Law. This Agreement shall be governed by German law.

     16.8 Jurisdiction. The Courts of Frankfurt am Main shall have exclusive jurisdiction for all disputes arising out of or in connection with this Agreement, including disputes about its validity.

     16.9 Entire Agreement. This Agreement, the schedules and exhibits hereto, and the documents and instruments and other agreements among the Parties hereto referenced herein constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

    16.10 Assignment. No Party may, directly or indirectly, in whole or in part, neither by operation of law or otherwise, assign or transfer this Agreement or delegate any of its obligations under this Agreement without the other party's prior written consent. Any attempted assignment, transfer or delegation without such prior written consent will be void. Notwithstanding the foregoing, a Party, or its permitted successive assignees or transferees, may assign or transfer this Agreement or delegate any rights or obligations hereunder without consent: (1) to any entity controlled by, or under common control with, such Party, or its permitted successive assignees or transferees; or (2) in connection with a merger, reorganization, transfer, sale of assets or product lines, or change of control or ownership of such Party or its permitted successive assignees or transferees subject however to the assignor or transferor acting as guarantor for all obligations of the assignee or transferee vis-a-vis the other contractual parties. Without limiting the foregoing, this Agreement will be binding upon and inure to the benefit of the Parties and their permitted successors and assigns.

    16.11 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person or entity other than the Parties hereto and their respective successors and permitted assigns.

    16.12 Extension; Waiver. Purchasers on the one hand and Sellers on the other hand may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other Parties hereto,
          (ii) waive any inaccuracies in the representations and warranties made to such Parties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Parties contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

    16.13 The Notary shall send certified copies of this deed to the Persons listed in section 16.1 above.

    16.14 This agreement shall be executed in the English language only.

    16.15 Nach Uberzeugung des beurkundenden Notars und nach Bestatigung aller unterzeichneten Urkundsbeteiligten sind diese der englischen Sprache hinreichend kundig.

    16.16 All Exhibits are well known to all parties.

          The Exhibits 7.2 is attached to this agreement for the purpose of prove and evidence.

          Reference is made to the Exhibits 8, 13.3 - they form an integral part of this Agreement ((S)9 Abs. 1 Satz 2 BeurkG).

          Reference is also made to the Exhibits 2.1a, 2.1b, 2.3a, 2.3b,
          2.4, 4.1, 4.2, 6.1, 6.3, 9.4, 9.8, 9.14, 9.18, 9.21, 9.22, 15.2a and
          15.2b - they also form an integral part of this Agreement ((S)14 Abs. 1 BeurkG) and are signed on each page by the parties. The parties waive in reading this documents.



[Remainder of this page intentionally left blank]

PURCHASERS

                               PS MIRO HOLDINGS INC. & CO. KG,
                               a partnership under the laws of Germany

                               By: PS MIRO HOLDINGS INC.
                               As General Partner of PS Miro
                               Holdings Inc. & Co. KG

                               By:   /s/ Arthur D. Chadwick
                                   ---------------------------------------------

                               Name: Arthur D. Chadwick
                                     -------------------------------------------

                               Title: Vice President, Finance and Administration
                                      ------------------------------------------
                                      and Chief Financial Officer
                                      ------------------------------------------

                               PINNACLE SYSTEMS GMBH, a German corporation

                               By: /s/ Arthur D. Chadwick
                                  ----------------------------------------------

                               Name: Arthur D. Chadwick
                                     -------------------------------------------

                               Title: General Manager
                                      ------------------------------------------


For the purposes of acting as guarantor for the Purchasers' obligations to pay the consideration pursuant to Section 7 and the Purchasers' Representations and Warranties pursuant to Sections 10 and 11 and with respect to its express obligations according to Sections 8 and 13:

                               PINNACLE SYSTEMS, INC.,
                               a California corporation

                               By:   /s/ Arthur D. Chadwick
                                   ---------------------------------------------

                               Name: Arthur D. Chadwick
                                     -------------------------------------------

                               Title: Vice President, Finance and Administration
                                      ------------------------------------------
                                      and Chief Financial Officer
                                      ------------------------------------------

"SELLERS"                      FAST MULTIMEDIA HOLDINGS, INC.,
                               a Delaware corporation

                               By:   /s/ Matthias Zahn
                                   ---------------------------------------------

                               Name: Matthias Zahn
                                     -------------------------------------------

                               Title: Chief Executive Officer
                                      ------------------------------------------

                               FAST MULTIMEDIA AG, a German corporation

                               By: /s/ Reiner Bielmeier
                                  ----------------------------------------------

                               Name: Reiner Bielmeier
                                     -------------------------------------------

                               Title: Chief Executive Officer
                                      ------------------------------------------

For the purposes of Section 12 only:

                               MATTHIAS ZAHN
                               In his personal capacity

                               /s/ Matthias Zahn
                               -------------------------------------------------

                               STEFFI KOERNER
                               In her personal capacity

                               By Power of Attorney to Matthias Zahn

                               /s/ Matthias Zahn
                               -------------------------------------------------